Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: MZTI
August 21, 2025	TRADED: Nasdaq
THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
    WESTERVILLE, Ohio, August 21 - The Marzetti Company (Nasdaq: MZTI) reported results today for the company’s fiscal fourth quarter and fiscal year ended June 30, 2025. Note that effective June 27, 2025, The Marzetti Company is the new name of the former Lancaster Colony Corporation.
Fourth Quarter Summary
•Consolidated fourth quarter net sales increased 5.0% to a fourth quarter record $475.4 million. Excluding $12.2 million in non-core sales attributed to a temporary supply agreement (“TSA”) with Winland Foods, Inc., consolidated net sales increased 2.3%. Retail segment net sales increased 3.1% to $241.6 million. Foodservice segment net sales grew 7.0% to $233.9 million on a reported basis. Excluding the non-core TSA sales, Foodservice segment net sales increased 1.4%.
•Consolidated gross profit increased $8.5 million to a fourth quarter record $106.1 million. Gross profit margin improved 70 basis points to 22.3% driven by our ongoing cost savings programs and the benefit of a more favorable volume/mix for the Retail segment.
•SG&A expenses increased $8.9 million to $62.1 million, driven by higher marketing costs as we increased investments to support the growth of our retail brands.
•Consolidated operating income declined $2.8 million to $38.9 million. In addition to the net impact of the higher gross profit and increased SG&A expenses, consolidated operating income includes restructuring and impairment charges of $5.1 million in the current-year period versus $2.7 million last year. The current-year restructuring and impairment charges primarily relate to our previously announced plans to close our sauce and dressing facility in Milpitas, California.
•Fourth quarter net income was $1.18 per diluted share versus $1.26 per diluted share last year. Restructuring and impairment charges reduced this year’s fourth quarter net income by $0.15 per diluted share compared to $0.08 last year.
CEO David A. Ciesinski commented, “We were pleased to report record sales and gross profit for our fiscal fourth quarter. In the Retail segment, sales growth of 3.1% was led by expanding distribution for our popular Texas RoadhouseTM dinner rolls and new club channel sales for Chick-fil-A® sauce. Our category-leading New York BakeryTM frozen garlic bread also achieved strong volume gains in the quarter, including contributions from our recently introduced gluten-free Texas Toast. In the Foodservice segment, excluding non-core TSA sales, net sales increased 1.4% driven by inflationary pricing, increased demand from some of our national chain restaurant account customers and sales gains for our branded Foodservice products.”
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Fourth Quarter Results
Consolidated net sales increased 5.0% to a fourth quarter record $475.4 million versus $452.8 million last year. Retail segment net sales grew 3.1% to $241.6 million while the segment’s sales volume, measured in pounds shipped, increased 2.1%. Excluding sales attributed to perimeter-of-the-store bakery product lines that we exited in fiscal 2024, specifically our Flatout® and Angelic Bakehouse® brands, Retail net sales increased 3.6% and Retail sales volume increased 2.9%. In the Foodservice segment, net sales advanced 7.0% to $233.9 million. Foodservice segment sales include $12.2 million in non-core sales attributed to a TSA with Winland Foods, Inc. that commenced in March 2025 for a period of up to twelve months. The TSA was made in connection with our acquisition of the Winland Foods sauce and dressing production facility located in Atlanta, Georgia. The acquisition was completed in February 2025. Excluding the non-core TSA sales, Foodservice segment net sales improved 1.4% including the benefit of inflationary pricing as the segment’s sales volumes, measured in pounds shipped, declined 1.7%.
Consolidated gross profit increased $8.5 million to a fourth quarter record $106.1 million driven by our cost savings programs and the benefit of a more favorable volume/mix for the Retail segment. Gross profit margin increased 70 basis points to 22.3%.
SG&A expenses increased $8.9 million to $62.1 million, driven by higher marketing costs as we invested to support the growth of our retail brands. SG&A expenses also reflect increased investments in personnel along with $0.5 million in incremental costs attributed to the sauce and dressing plant acquisition.
Restructuring and impairment charges of $5.1 million in the current-year quarter include $4.5 million in charges attributed to the planned closure of our sauce and dressing facility in Milpitas, California as part of our ongoing initiative to better optimize our manufacturing network. The $4.5 million consists of impairment charges for personal property and operating lease right-of-use assets; one-time termination benefits; and other costs associated with the pending closure. Production at the facility is expected to conclude during the quarter ending September 30, 2025. In the prior-year quarter, restructuring and impairment charges of $2.7 million were attributed to our decision to exit our perimeter-of-the-store bakery product lines.
Consolidated operating income declined $2.8 million to $38.9 million as impacted by the higher SG&A expenses and the $2.4 million increase in restructuring and impairment charges, partially offset by the higher gross profit.
Net income decreased $2.3 million to $32.5 million, or $1.18 per diluted share, versus $34.8 million, or $1.26 per diluted share, last year. In the current-year quarter, the restructuring and impairment charges reduced net income by $4.0 million, or $0.15 per diluted share. Incremental SG&A expenditures attributed to the sauce and dressing plant acquisition reduced net income by $0.4 million, or $0.01 per diluted share. In the prior-year quarter, restructuring and impairment charges reduced net income by $2.1 million, or $0.08 per diluted share.
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Fiscal Year Results
For the fiscal year ended June 30, 2025, net sales increased 2.0% to $1.91 billion compared to $1.87 billion a year ago. Net income for the fiscal year totaled $167.3 million, or $6.07 per diluted share, versus the prior-year amount of $158.6 million, or $5.76 per diluted share. The fiscal 2025 results include a noncash settlement charge attributed to the termination of the company’s legacy pension plans that reduced net income by $10.8 million, or $0.39 per diluted share. In addition, the fiscal 2025 results account for restructuring and impairment charges that reduced net income by $4.0 million, or $0.15 per diluted share, and incremental SG&A expenditures attributed to our acquisition of the Atlanta-based sauce and dressing production facility that reduced net income by $2.9 million, or $0.11 per diluted share. In fiscal 2024, restructuring and impairment charges reduced net income by $11.4 million, or $0.42 per diluted share.
Fiscal 2026 Outlook
Mr. Ciesinski commented, “Looking ahead to fiscal 2026, we anticipate Retail segment sales will continue to benefit from volume growth, with contributions from both our licensing program and our Marzetti®, New York BakeryTM, and Sister Schubert’s® brands. In the Foodservice segment, we expect sales to be supported by select quick-service restaurant customers in our mix of national chain restaurant accounts, while external factors, including U.S. economic performance and consumer behavior, may impact demand. With respect to our input costs, in aggregate we anticipate a modest level of inflation in fiscal 2026 that we plan to offset through contractual pricing and our cost savings programs as we remain focused on continued margin improvement in the year ahead.”
Conference Call on the Web
The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 21, at 10:00 a.m. ET. Access to a live webcast and subsequent replay of the call is available through a link on the company’s website at investors.marzetticompany.com.
About the Company
The Marzetti Company is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•efficiencies in plant operations and our overall supply chain network;
•price and product competition;
•the success and cost of new product development efforts;
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PAGE 4 / THE MARZETTI COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
•the lack of market acceptance of new products;
•changes in demand for our products, which may result from changes in consumer behavior or loss of brand reputation or customer goodwill;
•the impact of customer store brands on our branded retail volumes;
•the impact of any laws and regulatory matters affecting our food business, including any additional requirements imposed by the FDA or any state or local government;
•the extent to which good-fitting business acquisitions are identified, acceptably integrated, and achieve operational and financial performance objectives;
•inflationary pressures resulting in higher input costs;
•fluctuations in the cost and availability of ingredients and packaging;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•adverse changes in trade policies, including increased tariffs, retaliatory trade measures, or other trade restrictions;
•dependence on key personnel and changes in key personnel;
•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•geopolitical events that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•dependence on a wide array of critical third parties to support our operations, including contract manufacturers, distributors, logistics providers and IT vendors;
•cyber-security incidents, information technology disruptions, and data breaches;
•the potential for loss of larger programs or key customer relationships;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•failure to maintain or renew license agreements;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•changes in estimates in critical accounting judgments; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
The Marzetti Company
Phone: 614/224-7141
Email: ir@marzetti.com
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THE MARZETTI COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
Net sales	$475,427	$452,825	$1,909,122	$1,871,759
Cost of sales	369,335	355,207	1,453,476	1,439,457
Gross profit	106,092	97,618	455,646	432,302
Selling, general & administrative expenses	62,075	53,193	230,227	218,065
Restructuring and impairment charges	5,102	2,737	5,102	14,874
Operating income	38,915	41,688	220,317	199,363
Pension settlement charge	—	—	(13,968)	—
Other, net	1,594	2,122	7,114	6,152
Income before income taxes	40,509	43,810	213,463	205,515
Taxes based on income	7,980	8,982	46,116	46,902
Net income	$32,529	$34,828	$167,347	$158,613

Net income per common share: (a)
Basic	$1.18	$1.27	$6.08	$5.77
Diluted	$1.18	$1.26	$6.07	$5.76

Cash dividends per common share	$0.95	$0.90	$3.75	$3.55

Weighted average common shares outstanding:
Basic	27,457	27,447	27,469	27,440
Diluted	27,488	27,482	27,489	27,461
(a)Based on the weighted average number of shares outstanding during each period.
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THE MARZETTI COMPANY
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2025	2024	2025	2024
NET SALES
Retail	$241,554	$234,194	$1,003,409	$988,424
Foodservice	233,873	218,631	905,713	883,335
Total Net Sales	$475,427	$452,825	$1,909,122	$1,871,759

OPERATING INCOME
Retail	$40,905	$47,702	$211,695	$207,660
Foodservice	28,835	18,982	111,579	97,094
Nonallocated Restructuring and Impairment Charges	(5,102)	(2,737)	(5,102)	(14,874)
Corporate Expenses	(25,723)	(22,259)	(97,855)	(90,517)
Total Operating Income	$38,915	$41,688	$220,317	$199,363

THE MARZETTI COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2025	June 30, 2024
ASSETS
Current assets:
Cash and equivalents	$161,476	$163,443
Receivables	95,817	95,560
Inventories	169,301	173,252
Other current assets	17,037	11,738
Total current assets	443,631	443,993
Net property, plant and equipment	534,543	477,696
Other assets	296,550	285,242
Total assets	$1,274,724	$1,206,931

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117,962	$118,811
Accrued liabilities	68,332	65,158
Total current liabilities	186,294	183,969
Noncurrent liabilities and deferred income taxes	89,935	97,190
Shareholders’ equity	998,495	925,772
Total liabilities and shareholders’ equity	$1,274,724	$1,206,931
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